EXHIBIT 11

                         Wireless One, Inc.
                  Earnings per Share Computation Information

                               Period from
                               February 4,
                                   1993          Year         Year        Pro Forma       Six Months          Pro Forma
                              (inception) to     Ended        Ended       Combined      Ended June 30,        Combined
                               to December 31 December 31,  December 31, As Adjusted   ______________        As Adjusted
                                  1993           1994         1995         1995        1995       1996          6/30/96
                                _______         ______       ______       _____        ____       ____        _________

Net loss                       (162,610)       (2,261,813)  (7,692,474)  (10,093,835) (1,749,544) (12,776,890)(14,032,546)
Preferred stock dividends and
  discount accretion                 --                --     (786,389)           --    (365,311)          --          --
                              _____________  ______________ ____________ ____________ ____________ ___________ ____________
Net loss applicable to
  common stock                 (162,610)       (2,261,813)  (8,478,863)  (10,093,835)  (2,114,855) (12,776,890)(14,032,546)
                              =============  ============== ============ ============ ============ ============ ============
Weighted avg shares
  outstanding                   538,127         1,863,512    4,187,736     7,630,681    2,013,950   13,498,752  16,941,697

Primary and fully-diluted
  loss per common share           (0.30)            (1.21)       (2.02)        (1.32)       (1.05)       (0.95)      (0.83)
                              =============  ==============  ============ ============ ============ =========== ============

The above earnings per share (EPS) calculations are submitted in accordance with APB Opinion No. 15.
An EPS calculation in accordance with Regulation S-K item 601(b)(11) is not shown above because it produces an antidilutive result.
The following information is disclosed for purposes of calculating the antidilutive
EPS.

Weighted avg shares
  outstanding                   538,127          1,863,512    4,187,736     7,630,681   2,013,950   13,498,752  16,941,697
Shares issuable upon exercise
  of options and warrants            --            248,917      586,133       743,547     380,331      623,112     743,547
                               _____________  ______________ ____________ ____________ ____________ ___________ ____________
Weighted average shares
  outstanding                   538,127          2,112,429    4,773,869     8,374,228   2,394,281   14,121,864  17,685,244

Net loss per common share         (0.30)             (1.07)       (1.78)        (1.21)      (0.88)       (0.90)      (0.79)
                               =============  ============== ============  ============ =========== =========== ============

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